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                                                                     Exhibit 5.1

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                  July 19, 2000

Physiometrix, Inc.
5 Billerica Park
North Billerica, MA  01862

         Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 19, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 40,000 shares of Common Stock of Physiometrix, Inc. and 7,500 shares of Common Stock issuable upon exercise of warrants (the "Shares"). The Shares, are to be sold by the selling shareholders as described in such Registration Statement for the sale to the public. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

         It is our opinion that, upon approval by the Physiometrix Board of Directors, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati